CODE OF ETHICS
Amended and restated Effective January 1, 2013

For Access Persons of
Oak Ridge Investments, LLC

I.	GENERAL FIDUCIARY PRINCIPLES; PURPOSE

Oak Ridge Investments, LLC (“Oak Ridge”, “us”, “our” or “we”) is committed to maintaining high ethical standards in managing our clients’ assets. In addition to the specific principles in this Code of Ethics, Access Persons (which includes in almost all cases all Oak Ridge employees as described below) will be governed by the following general fiduciary principles:

A.	The duty of utmost good faith to act solely in the best interests of Oak Ridge’s clients;

B.
The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility at Oak Ridge;

C.	The fundamental standard that no Access Person should take inappropriate advantage of his or her position; and

D.	Each Access Person must comply with applicable federal securities laws.

This Code of Ethics is designed to provide Oak Ridge, and therefore our clients, with a high level of confidence that Access Persons’ personal investment activities do not conflict with the interests of our clients and that they preserve and protect Oak Ridge’s reputation.

This Code of Ethics also recognizes that we believe a significant number of our clients and their advisors view it favorably when Access Persons invest in the Managed Funds (defined below) and/or maintain separately managed accounts or managed accounts which are managed by Oak Ridge using the same investment style or styles as other separately managed accounts or other managed accounts for clients of Oak Ridge using the same investment style(s), and therefore this policy contemplates the Access Persons’ ability to do so.

II.	DEFINITIONS

A.
“Access Person” means any Supervised Person (defined below) of Oak Ridge who, in connection with his or her regular functions or duties, has access to non- public information: (i) about purchases or sales of securities by clients of Oak Ridge (including the Managed Funds), or (ii) about the portfolio holdings of a Managed Fund. Access Person also includes any Supervised Person of Oak Ridge whose functions or duties relate to making any recommendations to Oak Ridge clients’ accounts about purchases or sales of securities. Oak Ridge has decided that at this time all Oak Ridge employees are considered Access Persons unless Oak Ridge’s Chief Compliance Officer were to determine, in an unusual situation and record such determination and the reasons therefore in writing, that an employee of Oak Ridge would not constitute an Access Person under the definition thereof.

B.
A security is “being considered for purchase or sale” (or similar reference) when the person(s) making the investment recommendations or decisions for Oak Ridge clients seriously considers making a recommendation or decision to purchase or sell a security for a portfolio type managed by Oak Ridge (which is generally shown by presenting the security to the research team for purchase or sale consideration – and lasts until it is decided not to purchase or sell the security in the near term), and in all events once such recommendation or decision has been made and communicated to the Oak Ridge trading desk. A purchase of such a security by the person initiating the recommendation shortly before making the recommendation will give rise to a high level of scrutiny. As described below, this Policy is designed to prohibit the opposite from occurring since sales by an Access Person of a stock owned in accounts managed for clients are in almost all cases prohibited or at least very limited (as described in this Policy) and in any event, pre-approval is required before a person can sell a security and an inquiry of plans by Oak Ridge to sell is made before the Access Person’s sale is approved.

C.
“Beneficial ownership” is interpreted in the same way it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations issued under that Section. As a general matter, “beneficial ownership” will be attributed to you as an Access Person where you: (i) possess the ability to buy or sell the security (or the ability to direct the disposition of the security); (ii) possess the voting power (power to vote or to direct the voting) over such security; or (iii) directly or indirectly receive any benefits substantially equivalent to those of ownership.

Although the following is not an exhaustive list (just addressing common questions), you generally would be regarded to be the beneficial owner of the following:

(i)	securities held in your own name (including individually or through an IRA or pension plan);

(ii)	securities you hold with another person in joint tenancy, as tenants in common, or in other joint ownership arrangements;

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(iii)	securities held by a bank or broker as nominee or custodian on your behalf or pledged by you as collateral for a loan;

(iv)
securities held by members of your immediate family sharing the same household if you are a custodian, guardian or otherwise have controlling influence over the purchase, sale, or voting of such securities (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law, or sister-in-law, including adoptive relationships);

(v)	securities held by an immediate family member not residing in your home if you are a custodian, guardian, or otherwise have controlling influence over the purchase, sale, or voting of such securities;

(vi)	securities held by a trust of which you serve as a trustee and in which you have a pecuniary (economic) interest;

(vii)	securities held by a trust in which you are a beneficiary and have or share the power to make purchase or sale decisions;

(viii)	securities held by a general partnership or limited partnership in which you are a general partner; and

(ix)	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, you.

Any uncertainty as to whether you beneficially own a security should be brought to the attention of the Oak Ridge Chief Compliance Officer. The questions will be resolved by reference to the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) issued under the Securities Exchange Act of 1934. If you do not have the authority to buy or sell and/or any economic interest in the securities being bought or sold and that can be documented, the Chief Compliance Officer can determine whether this is adequately documented and consistent with the intent of this Code of Ethics and can, in his or her sole discretion, determine whether a particular transaction is permitted in accordance with this Code of Ethics.

D.
“Control” has the same meaning as in Section 2(a)(9) of the Investment Company Act of 1940 (the “Act”). As a general matter, “control” means the power to exercise a controlling influence. The “power to exercise a controlling influence” is intended to include not only the active exercise of power, but also the latent existence of (i.e. the ability to exercise) power.

E.
“Managed Fund” or “Managed Funds” means, at this time, the Pioneer Oak Ridge Large Cap Growth Fund and the Pioneer Oak Ridge Small Cap Growth Fund. If Oak Ridge is engaged to provide investment advice to, or to sub-advise, another investment company (i.e. generally a mutual fund) registered under the Act, such mutual fund will be included within the meaning of “Managed Fund” or “Managed Funds”. To the extent any Access Person would invest for any reason in a variable annuity product sponsored by Pioneer Investments, Inc. (Pioneer Investments) or an affiliate, or any other variable annuity product, which product is in either case sub-advised by Oak Ridge, those investments would be included in the definition of “Managed Funds” or “Managed Fund.”

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F.	“Purchase or sale of a security” includes, among other things, the writing of an option or warrant to purchase or sell a security.

G.
“Reportable Fund” means any Managed Fund or other mutual fund advised by any company which controls Oak Ridge (at least for this purpose we expect that Pioneer Investments would likely be deemed a company which controls Oak Ridge).

H.
“Reportable Security” includes (other than as excluded below): common stocks, preferred stocks, debt securities, options on and warrants to purchase common stocks, preferred stocks, debt securities, shares of closed-end investment companies, futures, commodities and Related Securities. “Related Securities” are instruments and securities that are related to, but not the same as, a security. For example, a Related Security may be convertible into a security, or give its holder the right to purchase the security. The term “Reportable Security” also includes the Managed Funds, Reportable Funds, private investments, including oil and gas or real estate partnerships (or similar type ownerships) and other investments which are not publicly traded. The term Reportable Securities does not include shares of registered open-end investment companies (other than Managed Funds or Reportable Funds), direct obligations of the government of the United States (note that obligations of agencies of the federal government (such as GNMAs) or of municipal or other governments are Reportable Securities), high quality short- term debt instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, and other money market funds or similar instruments.

I.
“Supervised Person” means: officers or managers of Oak Ridge or other persons occupying a similar status or performing similar functions for Oak Ridge; employees of Oak Ridge; and any other person, if any, who provides advice to clients on behalf of Oak Ridge and is subject to Oak Ridge’s supervision and control.

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III.	PROHIBITED ACTIVITIES

A.
No Access Person shall purchase or sell, directly or indirectly, any Reportable Security: (i) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and (ii) which he or she knows or should have known that during the 10-day period immediately before or after the Access Person’s transaction, Oak Ridge purchased or sold the Reportable Security for the account of an Oak Ridge client or Oak Ridge considered purchasing or selling the Reportable Security for the account of an Oak Ridge client; provided that once Oak Ridge has sold a Reportable Security for all Oak Ridge clients an Access Person shall be permitted to sell that Reportable Security after at least one full business day period has elapsed. The Chief Compliance Officer (in his or her sole discretion) shall be entitled to make exception(s) to this policy to allow, if in the judgment of the Chief Compliance Officer such is reasonably possible, an Access Person to purchase or sell the same securities as Oak Ridge in a manner consistent with the intent of this Code of Ethics. In particular (for some examples) the Chief Compliance Officer (again in his or her sole discretion) may allow a purchase or sale provided that: (i) in the case of a specified need for liquidity unrelated to the specific stock in question (for a sale) the Access Person executes the sale of such Reportable Security at the same or worse price as that received by Oak Ridge that day for its clients or the sale of the Reportable Security is executed after all such securities are sold by Oak Ridge for the day; or (ii) the Access Person designates a date at least two weeks in advance and irrevocably enters an order (or irrevocably commits to enter an order) to buy or sell the security for that later date; (iii) in connection with the liquidation of an entire account in which securities which would be subject to this paragraph are included (provided such securities constitute less than 33% of such account), although the Chief Compliance Officer may also require an advance order (or advance commitment to place an order) be entered for this transaction; or (iv) potentially for unanticipated tax loss/gain harvesting requested by the Access Person (which if to be repurchased after the requisite time, if any, after recognizing a gain or loss is repurchased in the same timeframe as for a client account – and such decision to repurchase is made at the same time as the decision to sell is allowed). Two additional examples are (1) if Oak Ridge considers purchasing a stock owned by an Access Person and the Access Person does not want to be subject to owning the stock indefinitely due to Oak Ridge’s ownership (or wants to eliminate a potential conflict of interest – in particular if owned by a member of the research team), the Chief Compliance Officer (in his or her sole discretion) can permit the Access Person to sell such stock provided it is completed at least one day prior to Oak Ridge commencing the purchase of the stock (we can also consider permitting this if the stock is being added to another portfolio strategy and there have not been any recent trades for clients in the current strategy); (2) if an Access Person wants to buy or sell no more than 1,000 shares of a stock which transaction would otherwise be prohibited due to Oak Ridge’s ownership of the stock (and daily account activity trading) for the accounts of Oak Ridge clients, such volume does not exceed .5% of the average daily volume of that stock for the preceding five days (.1% in the case of a purchase which is less likely to be permitted anyway), although as in all of the examples in this paragraph, all such securities transactions remain subject to prior approval by the Chief Compliance Officer who, in addition to any other considerations, will consider the circumstances of the transaction and the intent of this Code of Ethics in determining whether to grant this approval in his or her sole discretion. This prohibition shall not apply to purchases and sales, or sales and purchases of stock index funds (such as exchange traded funds (“ETFs”)) even though those index funds or ETFs may in temporary situations (for example during a tax loss waiting period) be used for a portion of the money in a client account.

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As described above, it shall not be considered to be prohibited for an Access Person to have a managed account at Oak Ridge provided it is managed in the same way any other account is managed by Oak Ridge under the same portfolio management discipline (i.e. currently small-cap growth; large-cap growth, all-cap growth, mid-cap growth or dividend growth) and the determination to start such an account and terminate such an account will be permitted (provided it occurs on an isolated basis) and additions to or withdrawals from such account are not frequent and are handled as would be the case for any other account. It is also understood that Oak Ridge will likely charge an Access Person a reduced “employee rate” investment advisory fee for a managed account. If Oak Ridge starts an additional investment style or is exploring adding an additional investment style and it is desired to be funded on a start-up evaluation basis or on an actual start-up basis in whole or in part initially by one or more Access Persons it will be permitted (in the sole discretion of the Chief Compliance Officer) provided the parameters for the additional investment style are set out in reasonable detail in light of the intent of this Code of Ethics and are followed and it is clear this is an actual or a proposed and anticipated Oak Ridge investment style rather than an individual’s account and as client accounts are added they are all managed in the same manner.

It shall also not be prohibited for an Access Person to have an account managed on a fully discretionary basis by an advisor at a different firm, provided that the Access Person has no control over or at all likely input into the stocks to be owned in that account and otherwise abides by the provisions of this Code of Ethics. The provisions of this Section IIIA do not apply to purchases or sales in any account over which the Access Person has no direct or indirect influence or control.

B.	No Access Person shall acquire any direct or indirect beneficial ownership in any initial public offering of securities without the prior written approval of the Chief Compliance Officer.

C.
No Access Person shall acquire securities pursuant to a private placement without the prior written approval of the Chief Compliance Officer. A private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Regulation D issued thereunder. In determining whether approval should be granted, the Chief Compliance Officer should consider:

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(i)	whether the investment opportunity, although highly unlikely in the case of a private placement, should be reserved for Oak Ridge and its clients;

(ii)	whether the opportunity is being offered to an individual by virtue of his or her position with Oak Ridge; and

(iii)	whether the particular investment raises any conflicts with the individual’s position with Oak Ridge.

D.	Oak Ridge has adopted a separate Gift Policy that superseded this previous Section III.D.

E.
No Access Person shall serve on the board of directors of a publicly traded company without prior written authorization from the Chief Compliance Officer based upon a determination that the board service would not be inconsistent with the interests of Oak Ridge and its clients. In the unlikely event that both the board service is authorized and Oak Ridge were to consider such stock for investment, an Access Person serving as a director for that company must be isolated (information-wise) from those making any investment decisions that involve the company in which the Access Person is a director.

F.
No Access Person shall transact in securities of any issuer (on behalf of Oak Ridge clients or otherwise) for which he or she possess material nonpublic information or in a manner which would otherwise be in violation of any Oak Ridge Insider Trading Policies.

G.
Since Oak Ridge provides sub-advice for the Managed Funds, no Access Person, in connection with the purchase or sale, directly or indirectly, of Reportable Securities for the Access Person’s account, shall:

(i)	employ any device, scheme or artifice to defraud a Managed Fund;

(ii)
make any untrue statement of a material fact to a Managed Fund or omit to state a material fact necessary in order to make the statements made to a Managed Fund, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Managed Fund; or

(iv)	engage in any manipulative practice with respect to a Managed Fund.

IV.	POLICY ON SECURITY OWNERSHIP

In addition to the prohibitions contained in Section III hereof, if an Access Person (i.e. in this case a member of the Oak Ridge research team) recommends any securities transaction to the portfolio managers for a client and if the Access Person or any member of his or her immediate family has any interest in such Reportable Security or the issuer thereof, the Access Person must first disclose the interest to the portfolio managers involved in managing such client accounts, and if there is any issue remaining it also should be discussed with the Chief Compliance Officer. If that interest is material to the Access Person, then the Access Person cannot participate in the final decision to purchase or sell that Reportable Security for a client or such decision will be subject to an independent review by investment personnel with no personal interest in the issuer.

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V.	PRECLEARANCE

A.
Advance clearance is required for all personal securities transactions in Reportable Securities except as provided in Section V. E. below. A form provided for advance clearance is attached hereto as Appendix 1. Clearance requests should be submitted in writing to the Chief Compliance Officer, or in his or her absence, to another member of the Compliance Department or to the Director of Research or to the CEO of Oak Ridge, who may approve or disapprove such transactions in accordance with the provisions of this Code of Ethics or otherwise. Approval shall only be given when the person giving it has determined that the intended transaction does not fall within any of the prohibitions of this Code of Ethics (although taking into account the discretion of the Chief Compliance Officer). Disapproval of a transaction may also occur for other reasons. The clearance request will be retained by the Compliance Department. Any grant of pre-clearance for the Chief Compliance Officer shall only be given by another executive officer of Oak Ridge and not by the Chief Compliance Officer.

B.
The trade authorization is effective until the earlier of (i) its revocation, (ii) the close of business on the fifth trading day after the date on which authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on the following Monday if all week days are business days), or (iii) the Access Person learns that the information in the trade request is not accurate (including, for example, any change in the status of the Reportable Security as being considered by Oak Ridge for investment by its clients). If the trade is not executed within that period, a new or updated advance authorization must be obtained before the transaction is placed.

C.
No Access Person shall profit from the purchase and sale, or sale and purchase, by such Access Person of the same, or equivalent (such as options, warrants or convertible bonds) securities held by or for Oak Ridge investment advisory clients, if either part of the purchase or sale is made in violation of Section III.A of this Code of Ethics (provided that since such purchases and sales are permitted under this Code this provision will not apply, for example, if the only interest of the Access Person is by virtue of ownership of a Managed Fund or in an account managed by Oak Ridge on the same basis as any other account managed pursuant to the same management discipline, or if an exception is made by the Chief Compliance Officer for a trade as described in Section III above). Any profits realized on such non-permitted trades must be disgorged by the Access Person; provided, however, that the Chief Compliance Officer may make exceptions to this prohibition on a case-by-case basis in situations where no abuse is involved, and the equities strongly support an exception. As also described in part in Section III and Section V.E., this prohibition shall not apply to purchases and sales, or sales and purchases of broad based stock index securities, including options on stock indexes, or ETFs and closed end funds (stocks or bonds) holding a reasonably wide variety of securities.

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D.
In the event approval is granted (as is the case with any other ownership of applicable securities), the Access Person must disclose the investment when he or she plays a material role in Oak Ridges’ subsequent consideration, if any, of an investment in the issuer while the Access Person continues to have the ownership. In such circumstances, if such ownership is considered to be a material interest in the company as determined by the investment team or, following discussion, by the Chief Compliance Officer, such individual will not participate in Oak Ridge’s final decision to purchase securities of the issuer for a client or such decision will be subject to an independent review by investment personnel with no personal interest in the issuer. The same would occur if (by gift, inheritance or otherwise) ownership was obtained while Oak Ridge managed accounts held a security and, if material, participation would be limited in subsequent decisions regarding such security.

E.
The provisions of this Section V regarding pre-clearance shall not apply to any (1) activities within a separately managed account or other account, in each case, managed by Oak Ridge in the same manner as all other separately managed accounts or other accounts managed by Oak Ridge within the same investment management discipline (e.g. small-cap growth; large-cap growth, all-cap growth, mid-cap growth or rising dividend growth), (2) activities within a separately managed account or other account, in each case, managed by Oak Ridge in a new or a proposed new Oak Ridge investment style if Oak Ridge has implemented an additional investment style, even if it is to be funded in whole or in part initially by one or more Access Persons, if the investment style is approved by the Chief Compliance Officer in his or her sole discretion, the parameters for the investment style are set out in reasonable detail in light of the intent of this Code of Ethics and are followed, it is clear this is a new Oak Ridge investment style and not an individual’s account and as client accounts are added to the investment style they are all managed in the same manner; (3) any transactions in the Managed Funds or other Reportable Funds (provided that if an Access Person sells (or exchanges away) shares of a Managed Fund or a Reportable Fund other than on an infrequent basis, the Chief Compliance Officer may impose pre-clearance requirements on that Access Person’s Managed Fund and/or Reportable Fund transactions to limit any ability to “time”, or any appearance of “timing”, a Fund); (4) purchases or sales of exchange traded funds (“ETFs”) and/or closed-end mutual funds which invest in many stocks; (5) purchases and sales, or sales and purchases, of broad based stock index securities (including options on stock indexes and ETFs); (6) purchases which are part of an automatic dividend reinvestment plan; or (7) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

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F.
As part of its Code of Ethics Oak Ridge has determined it is advisable that Reportable Securities requiring pre-clearance which are purchased by an Access Person should be held at least two full business days after the day on which it was purchased, before being sold. Therefore, absent special circumstances (such as tax gain or loss selling or some unexpected need to access the money recently invested in such a security) the required prior approval of a sale of the security will not be granted by the Chief Compliance Officer (or by other Oak Ridge employees permitted to grant pre-approval in the Chief Compliance Officer’s absence or who is asked to grant pre-approval of trade(s) requested by the Chief Compliance Officer as described earlier in this Code) until the expiration of this time period, provided the approval must still be determined to be given even after that time pursuant to the other provisions of this Code of Ethics. Variance from this provision may only be made in such special circumstances by the Chief Compliance Officer for other employees of Oak Ridge or by the Director of Research or Chief Investment Officer for the Chief Compliance Officer.

VI.	REPORTING

A.
Except as described elsewhere in this Section VI, all Reportable Securities in which an Access Person has a direct or indirect beneficial ownership interest are to be reported (in the manner and at the times described in this Section VI) to the Chief Compliance Officer or his designee to be monitored under this Code of Ethics.

B.
Quarterly. Every Access Person shall report to the Chief Compliance Officer the information described in Section VI.B of this Code of Ethics on a quarterly basis with respect to the transactions in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control and will not need to re-report transactions for which separate pre-approval has been received and therefore which have already been reported to Oak Ridge.

Every Access Person shall provide the quarterly report to the Chief Compliance Officer even if such Access Person has no personal securities transactions to report for the reporting period.

Every quarterly report shall be made not later than thirty (30) days after the end of the calendar quarter during which the reported transaction was effected, and shall contain the following information:

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(i)
The date of the transaction, the title, exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), and the number of shares or the principal amount of each Reportable Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Reportable Security at which the transaction was effected;and

(iv)	The name of the broker, dealer or bank (if any) with or through which the transaction was effected.

The determination date for timely compliance with this Section is the date the report is received by the Chief Compliance Officer, which date must be recorded on the report (and is the date the report is dated by the Access Person, unless otherwise noted).

If the report relates to periodic purchases of shares of a Managed Fund such as through an Oak Ridge retirement plan, exact transactional data is not required but the mention of the periodic purchases should be made in the quarterly report.

C.
Duplicate Copies. Every Access Person shall direct his or her broker(s) to supply to the Chief Compliance Officer or his or her designee, on a timely basis, duplicate copies of all personal securities transactions and copies of periodic statements for all securities accounts in which such Access Person has a beneficial ownership interest. Attached hereto as Appendix 2 is a form letter that may be used to request such documents from the respective broker (or if applicable dealer, or bank). It is the responsibility of the Access Person to make sure that his or her broker does in fact send the Chief Compliance Officer the duplicate confirmations and the duplicate statements. These forms, confirmations and statements will be maintained in confidence by the Chief Compliance Officer and any designee. The Chief Compliance Officer and/or his or her designee shall review such statements and transaction reports submitted by Access Persons.

D.
Initial Employment Report. In addition to the reporting requirements, every Access Person shall also disclose to the Chief Compliance Officer all personal Reportable Securities holdings within ten (10) days of such person’s commencement of employment or, if later, within ten (10) days of such person becoming an Access Person. Such disclosures shall be made on the form attached hereto as Appendix 3. Such information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

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E.
Annual Report. In addition to the above reporting requirements, every Access Person shall disclose to the Chief Compliance Officer all personal Reportable Securities holdings in an annual report which reflects such person’s Reportable Securities holdings as of December 31st. The Chief Compliance Officer must receive such annual report no later than January 31st of the following year. Such disclosures shall be made on the form attached hereto as Appendix 4. Such information must be current as of a date no more than 45 days prior to the date the report is submitted.

F.
Any report filed pursuant to this Section VI may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

G.
Each year, Oak Ridge will provide to the Board of Directors of the Managed Funds, upon request, a report (i) describing issues, if any, arising under the Code of Ethics or procedures since the last such report to such Board of Directors, including, but not limited to, information about any material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and (ii) certifying to the Managed Funds that Oak Ridge has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

H.
If Oak Ridge shall make material amendments to this Code of Ethics it shall notify, directly or indirectly through Pioneer Investments, the Board of Directors of the Managed Funds so that Oak Ridge can submit such change for approval to such Board within six months of the effective date thereof. Oak Ridge shall certify at that time to the Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

I.
Purchases or sales of Reportable Securities effected in any account over which the Access Person has no direct or indirect influence or control need not be reported on a quarterly basis as otherwise required under Section VI.B above but are to be included in the report of initial holdings and annual report of holdings. The Chief Compliance Officer will still require statements for this type of account to be provided to Oak Ridge at least annually.

VII.	COMPLIANCE WITH THE CODE OF ETHICS

A.	All Access Persons shall certify, upon becoming an Access Person of Oak Ridge, using the form attached hereto as Appendix 5, that:

(i)	They have received the Code of Ethics;

(ii)	They will report all personal securities transactions in ReportableSecurities required to be reported pursuant to the Code; and

(iii)	They will comply with the Code of Ethics in all other respects.

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B.
If this Code of Ethics is amended in a material manner, it shall be distributed to all Access Persons who shall acknowledge in writing their receipt of such amendment (using the form attached hereto as Appendix 7)

C.	All Access Persons shall certify annually, using the form attached hereto as Appendix 6, that:

(i)	They have read and understand the Code of Ethics and recognize that they are subject thereto; and

(ii)
They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions in Reportable Securities required to be disclosed or reported pursuant to the Code.

VIII.	RECORDKEEPING REQUIREMENTS

Oak Ridge will maintain, at its principal place of business, copies of certain records and will maintain such records for at least five years or such longer time as it is required to do so, and will make such records available to any representative of the Securities and Exchange Commission (the “Commission”) for examination:

A.	A copy of each Code of Ethics in effect hereafter and which is in effect, from time to time, within the past five years from the date of such request;

B.	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

C.
A copy of each report made by an Access Person as required hereunder, including copies of account statements and transaction confirmations if in lieu of such reports (in the case of this Section VIII.C. with at least the first two years in an easily accessible place);

D.	A record of all persons, currently or within the past five years hereafter, who are or were required to make reports as Access Persons or who were responsible for reviewing such reports;

E.	Copies of the records of reports, if any, required under Section VI (in the case of this Section VIII.E. with at least the first two years in an easily accessible place);

F.
A record of any pre-approval decision, and (if other than in the normal course, which are in compliance with this policy) any documented reasons supporting the decision, to approve transactions by an Access Person within at least the five years after the end of the fiscal year in which the approval is granted.

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IX.	VIOLATIONS; SANCTIONS

If any Access Person violates or learns of a violation of this Code of Ethics, such Access Person shall promptly report such violation to the Chief Compliance Officer. In the absence of the Chief Compliance Officer or another applicable member of the compliance department) or if it involves such Chief Compliance Officer, such violation shall be reported to the Chief Executive Officer of Oak Ridge.

Upon discovering a violation of this Code of Ethics, the Chief Compliance Officer (or the Chief Executive Officer, as the case may be) may impose such sanctions as he or she deems appropriate, including, among other sanctions (greater or lesser), a letter of censure or suspension, or termination of the employment of the violator.

X.	INTERPRETATIONS; QUESTIONS

Oak Ridge may, from time to time, adopt such interpretations of this Code of Ethics as Oak Ridge deems appropriate. Access Persons are encouraged to bring to the Chief Compliance Officer any questions they may have about their securities accounts or personal trading activities or those of their immediate family or household members, or about any other legal or ethical responsibilities under this Code of Ethics or any other policies of Oak Ridge.

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Appendix 1

TRADE PRE-CLEARANCE AUTHORIZATION REQUEST FOR ACCESS PERSONS

1. Name of Access Person:

2. If different than (1), name of the person in whose account the trade will occur:

3. Relationship of (2) to (1):

4. Name or Ticker of Reportable Security:

5. Maximum number of shares or units to be purchased or sold or amount of bond:

6. Check if applicable:	Purchase	Sale

7. In connection with the foregoing transaction, I hereby make the following representations and warranties (All terms in this form are defined in the Code of Ethics. Please ask if you are uncertain of the meaning):

(a)	I do not possess any material nonpublic information regarding the Reportable Security or the issuer of the security.

(b)	To my knowledge:

(1)
The Securities or Related Securities [are/are not] (circle one) held by a Managed Fund or held in an Oak Ridge managed advisory account which acquired them as a result of a recommendation by Oak Ridge;

(2)	There are no outstanding purchase or sell orders for this Reportable Security (or Related Securities) for Oak Ridge managed account advisory clients or any Managed Fund; and

(3)	None of the Securities (or Related Securities) is actively being considered for purchase or sale by Oak Ridge managed account advisory clients or a Managed Fund.

(c)	The Securities [are/are not] (circle one) being acquired in an initial public offering.

(d)	I have read the Code of Ethics within the prior 12 months and believe that the proposed trade fully complies with the requirements of the Code.

Access Person Signature	Print Name

CERTIFICATION OF ACCESS PERSON DESIGNEE (if applicable)

The undersigned hereby certifies that the above Access Person (a) directly instructed me to complete this Form on his or her behalf, (b) to the best of my knowledge, was out of the office at the time of such instruction and has not returned, and (c) confirmed to me that the representations and warranties contained in this form are accurate.

Access Person Designee	Print Name

AUTHORIZATION (Completed/signed form to be retained by compliance department)

Authorized By:	Date:

Appendix 2

FORM OF LETTER TO BROKER, DEALER OR BANK

<Date>

<Broker Name and Address>

Subject:                      Account #

Dear                                           :

You are requested to send duplicate confirmations of individual transactions as well as duplicate periodic statements for the above-referenced account to Oak Ridge Investments, LLC. Please address the confirmations and statements directly to:

Oak Ridge Investments, LLC Attention: Compliance Officer
10 South LaSalle St., Suite 1900
Chicago, IL 60603

Your cooperation is most appreciated. If you have any questions regarding these requests, please contact me or either Alan Molotsky or Arthur Nanus of Oak Ridge at (312) 857-1040.

Sincerely,

<Name of Access Person>

cc:           Chief Compliance Officer

Appendix 3

INITIAL PERSONAL REPORTABLE SECURITIES HOLDINGS REPORT

In accordance with Section VI.D of the Code of Ethics, please provide a list of all Reportable Securities in which you have a beneficial interest (as of a date within 45 days prior to the date you became an Access Person).

(1)	Name of Access Person:

(2)	If different than (1), name of the person in whose name the account is held:

(2)	Relationship of (2) to (1):

(3)	If available attach the most recent account statement listing securities in that account.

Provide a list of any beneficial interests in securities below (or you may attach statements):

Name of	Type of	Symbol or	Quantity in Shares	Direct or	Broker, Dealer
Security	Security	CUSIP No.	or Principal Amount	Indirect Interest	or Bank where held

(Attach additional sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Reportable Securities in which I have a beneficial interest.

Access Person Signature

Dated:	Print Name

Appendix 4

ANNUAL PERSONAL REPORTABLE SECURITIES HOLDINGS REPORT

In accordance with Sec. VI.E of the Code of Ethics, please provide the following information:

(1)
Provide the following information with respect to all Reportable Securities in which you had a direct or indirect beneficial interest as of December 31st of the calendar year just ended. You may attach copies of December 31st statements instead of re-stating their contents.

Name of	Type of	Symbol or	Quantity in Shares	Direct or	Broker, Dealer
Security	Security	CUSIP No.	or Principal Amount	Indirect Interest	or Bank where held

(2)	If your beneficial interest in any of the aforementioned securities is indirect, please provide the name of the direct owner and describe your relationship with such person:

I certify that this form and the attached statements (if any) constitute all of the securities in which I have a beneficial interest as of December 31st of the calendar year which just ended.

Access Person Signature

Dated:	Print Name

Appendix 5

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

I acknowledge that I have received the Oak Ridge Investments, LLC Code of Ethics, and represent:

1. In accordance with the Code of Ethics, I will report all Reportable Securities in which I have a beneficial interest and all transaction in those securities (except for transactions exempt from reporting under the Code of Ethics).

2. I will comply with the Code of Ethics in all other respects.

Access Person Signature

Print Name

Dated:

Appendix 6

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I certify that during the past year:

1. In accordance with Section VI of the Code of Ethics, I have reported all Reportable Securities transactions in which I have a beneficial interest except for transactions exempt from reporting under the Code of Ethics and except to the extent disclosed on an attached schedule.

2. I have complied with the Code of Ethics in all other respects.

3. I have read and understand the Code of Ethics and recognize that I am subject to the Code of Ethics.

Access Person Signature

Print Name

Dated:

Appendix 7

ACKNOWLEDGMENT OF RECEIPT OF AMENDED CODE OF ETHICS

I acknowledge that I have received the Amended and Restated Oak Ridge Investments, LLC Code of Ethics (“Code of Ethics”), and represent:

1. In accordance with the Code of Ethics, I will report all Reportable Securities in which I have a beneficial interest and all transaction in those securities (except for transactions exempt from reporting under the Code of Ethics).

2. I will comply with the Code of Ethics in all other respects.

Access Person Signature

Print Name

Dated: